Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-140
Tel: +1.212.906.1200 Fax: +1.212.751.486
www.lw.com
FIRM / AFFILIATE OFFICES
Austin     Moscow
Beijing     Munich
Boston     New York
Brussels     Orange County
Century City Paris
Chicago     Riyadh
Dubai     San Diego
Düsseldorf     San Francisco
Frankfurt     Seoul
Hamburg     Shanghai
Hong Kong     Silicon Valley
Houston     Singapore
London     Tel Aviv
Los Angeles     Tokyo
Madrid     Washington, D.C.
Milan

March 28, 2022

Traeger, Inc.
1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah 84106
Re:     Registration Statement on Form S-8

To the addressee set forth above:
We have acted as special counsel to Traeger, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 5,877,395 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share, which may be issued pursuant to the Company’s 2021 Incentive Award Plan (the “2021 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the 2021 Plan, assuming in each case that the individual issuances, grants or awards under the 2021 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2021 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements

March 28, 2022 Page 2
regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP